Exhibit 10.1

Digital Learning Management Corporation 19950 Mariner Avenue. Torrance, Calif. 90503 (USA) Phone: (310) 921-3444; Fax: (310) 921-2878 www.dlmcweb.com

AGREEMENT TO SETTLE OUTSTANDING DISPUTES BETWEEN DLMC/GLOBAL AND MACK MAHMOOD

This Agreement is made between Mack Mahmood and (hereafter referred to as “Mack”), and Digital Learning Management Corporation and Global Computer Systems, Inc., (hereafter referred to as “DLMC or GLOBAL or Company” as the context requires).In consideration of the promises hereafter set forth, both Mack and DLMC agree as follows:

1.
VAR AGREEMENT. The Company agrees that it will offer a non-exclusive Value Added Reseller (“VAR”) opportunity to Mack Mahmood as an individual or to a Business Entity registered by Mack Mahmood. This standard DLMC VAR agreement is to include a provision allowing Mack Mahmood or his new company the right to purchase 10 (ten) Units (any model ) of the Company’s Virtual University Appliance System at a 60% discount off the published list price . For all such Purchases Company will extend up to 90 days payment terms to Mack Mahmood or the company owned by Mack Mahmood upon approval of the credit of his End-customers and its payment to MAC Mahmood as a security. The price allowance will be valid for 12 months from signing this agreement. The agreement will be automatically renewed fro another 12 months in the event Mack or his designate company is not able to sell ten units in the first 12 months. If for any of the first 10 units, a sale is facilitated by Mack Mahmood directly for the Company, the Company will pay Mack Mahmood 60% commissions on that sale.

2.
SALE OF FURNITURE, EQUIPMENT AND INVENTORY. The Company agrees to sell for $1 (One dollar) all furniture, fixtures, inventory and equipment (collectively hereafter referred to as ‘items”) that the Company removed from Global’s Irvine facility and items not removed from the said facility which are in possession of Mack Mahmood personally. DLMC/Global will issue a Bill-of-Sale of these items to Mack. Mack will be permitted to store these items at no charge at DLMC’s Mariner Building Warehouse located at 19950 Mariner Ave., Torrance, California as long as the current owners of the Mariner Building have ownership control of that facility.

3.
IDEMNIFICATION ON UNION BANK LOAN/CREDIT LINE. Mack agrees that he will Indemnify and hold harmless DLMC for any guaranty and undertaking which was provided by DLMC to Mack and Aslam Ali for the Union Bank Credit Line Loan under the transaction in which DLMC purchased all Global stock from Aslam Ali and Mack, pursuant to an agreement dated April 30, 2004..

Digital Learning Management Corporation - Non-Stop Education

Digital Learning Management Corporation 19950 Mariner Avenue. Torrance, Calif. 90503 (USA) Phone: (310) 921-3444; Fax: (310) 921-2878 www.dlmcweb.com

4.
PROSOFT ACCOUNT & OTHER SALES LEADS. Upon signing of the VAR agreement, the Company will offer Mack an Account Management option to manage the Company’s VU Appliance Sales relationship with ProSoft. Mack Mahmood has the choice to take up this option if he so desires and is available to do so. The terms of said option will be in accordance with the terms of the VAR agreement to be signed under paragraph 1 of this agreement. The Company will offer a 20% commission to Mack for the sales, sales support, training and other services provided by the Company to ProSoft and ProSoft customers. Mack agrees to make reasonable and demonstrable efforts and make himself available to support the Company’s efforts to close the transactions either directly or with the Company’s assistance and complies with the terms of the VAR Agreement. All commissions will be paid to Mack by the Company no later than 15 working days after collection of the funds from such Sales.

5.
SALES LEADS: In an effort to assist Mack with his VAR efforts, the Company agrees to pass on to Mack certain ‘hot leads’ where product has not yet been sold to the customer by the Company. The Company acknowledges that Mack may have generated some such leads prior to his disengagement with the Company. The Company will make reasonable efforts to provide him with those leads first.

6.
PAYMENT OF PAST DUE RENT. The Company agrees to execute a settlement Agreement for payment of two months of past due rent for the Irvine facility (Global’s rented facility) to the Landlord of that facility in accordance with the stipulation and settlement agreement to be signed simultaneously with this agreement.

7.
SUBSTITUTION OF STOCK CERTIFICATES ISSUED BY DLMC. The Company agrees to instruct Pacific Stock Transfer Co to exchange 100,000 DLMC Common Stock certificate previously issued to Mack for a new certificate evidencing Mack’s ownership of 100,000 DLMC stock. This stock will have endorsed on it that the shares are subject to restriction as are applicable by SEC regulations in force at the time of this agreement. This should be done within 3 days of signing of this document.

Digital Learning Management Corporation - Non-Stop Education

Digital Learning Management Corporation 19950 Mariner Avenue. Torrance, Calif. 90503 (USA) Phone: (310) 921-3444; Fax: (310) 921-2878 www.dlmcweb.com

7. RETURN OF COMPANY OWNED PROGRAMS AND DATA: At the time of signing this agreement, Mack agrees to return to the Company all Financial Data, Business and Sales Data, Licensed Programs and any other Company information in his possession either in hard-copy format or Digital Format stored on his hard drive, CD on other Company property.

8. GUARANTY AND UNDERTAKING: By signing this agreement, DLMC acknowledges that they will Indemnify and hold harmless Mack Mahmood and Aslam Ali for any Global liabilities which were incurred after April 30, 2004 and further state that Mack Mahmood and Aslam Ali will not be required to pay any liabilities of Global which Global might continue to incur till such a time that Mack Mahmood and Aslam Ali are removed as officers from the Global corporation.

9. STATEMENT OF INFORMATION: DLMC agrees that it will cause GLOBAL to file with the Secretary of State a Statement of Information removing Aslam Ali and Mack Mahmood as officers of GLOBAL.

10. It is the intent of the parties that by consummation of this agreement all disputes between DLMC/Global and Mack and Ali shall be resolved and the parties agree that if the terms of this agreement are adhered to neither party will commence any legal action against the other. All parties further agree to execute any further documents as may be reasonably required to carry out the purpose and intent of this agreement. Any such documents if presented by the Company shall be executed without unreasonable delays.

Executed on May 2, 2005

Dated: ___ May 2, 2005	BY:	/s/ Mack Mahmood
MACK MAHMOOD

DIGITAL LEARNING MANAGEMENT CORPORATION
AND GLOBAL COMPUTER SYSTEMS, INC.

Dated: ___ May 2, 2005	BY:	/s/ Aurangzeb Bhatti
AURANGZEB BHATTI, President

Digital Learning Management Corporation - Non-Stop Education